Exhibit 8.2

Principal Subsidiary Trade Names – Amended

A.P. Technik (UK)

Bathstore.COM (UK)

Brooks Group (Ireland)

Build Center (UK)

Climate Center (UK)

Drain Center (UK)

Galley Matrix (UK)

Hire Center (UK)

Panofrance (France)

Parts Center (UK)

Pipe Center (UK)

Reseau Pro (France)

Stramax (Switzerland)

Thomson Brothers (UK)

Tobler Haustechnik (Switzerland)

Unifix (UK)

Wolseley UK (UK)